PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
ADMINISTRATIVE SERVICES AGREEMENT

    AGREEMENT to be effective December 9, 2020, by and between PRINCIPAL VARIABLE CONTRACTS FUNDS, INC., a Maryland corporation (“PVC” or the “Fund”) and PRINCIPAL SHAREHOLDER SERVICES, INC., a Washington corporation (the “Administrator”).
In consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Administrator to provide certain administrative, recordkeeping, and other services that may benefit such investors and facilitate their ability to remain invested in certain fund series of PVC (“Accounts”) as described herein and the Administrator agrees to act, perform or assume the responsibility therefore in the manner and subject to the conditions hereinafter set forth.
1.    SERVICES FURNISHED BY THE ADMINISTRATOR
The Administrator will provide services to beneficial owners of Class 3 of each Account of the Fund that currently exist or hereafter is created and that offers Class 3 shares. Such services include, but are not limited to, the following:
•teleservicing support in connection with the Accounts;
•delivery of current prospectuses, statements of additional information, supplements, shareholder reports, notices, proxies and proxy statements and other informational materials to existing investors;
•facilitation of the tabulation of investors’ votes in the event of a shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors;
•maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to PVC or PGI as may be reasonably requested;
•provision of support services, including providing information about PVC and its Accounts and answering questions concerning PVC and its Accounts, including questions respecting investors’ interests in one or more Accounts
•provision and administration of insurance features for the benefit of investors in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals;
•receiving, aggregating and forwarding purchase and redemption orders; acting as the nominee for investors; maintaining account records and providing investors with account statements; processing dividend payments; issuing investor reports and transaction confirmations; providing sub-accounting services; and
•general account administration activities and providing such similar services as PVC may reasonably request.
In the carrying out of this function, the Administrator may contract with others, including companies affiliated with the Administrator, for data systems, processing services and other administrative services. The Administrator may at any time or times in its discretion appoint (and may at any time remove) other parties, including companies affiliated with the Administrator, as its agent to carry out such provisions of the Agreement as the Administrator may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Administrator of any of its responsibilities or liabilities hereunder.
2.    COMPENSATION FOR SERVICES
The Fund will pay the Administrator service fees equal to 0.15% of the average daily net assets attributable to the Class 3 shares, subject to the limitations of applicable law and regulations, including rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) for services provided pursuant to this agreement, for services provided pursuant to this agreement.
3.    LIMITATION OF LIABILITY OF THE ADMINISTRATOR
The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Administrator’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

4.    TERM AND RENEWAL
This Agreement will continue in effect for successive periods of up to one year, provided that each continuance is approved by the Board of Directors of the Fund including a majority of the directors who are not interested persons of the Administrator, Principal Life Insurance Company, or the Fund cast in accordance with the requirements of the Investment Company Act of 1940, as amended, after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation upon which the Fund may rely.
5.    TERMINATION OF THIS AGREEMENT
This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, or by the Administrator.
6.    AMENDMENT OF THIS AGREEMENT
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
7.    ADDRESS FOR PURPOSE OF NOTICE
Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Administrator for this purpose shall be the respective addresses: Principal Variable Contracts Funds, Inc., 711 High Street, Des Moines, IA 50392; and Principal Shareholder Services, Inc., 620 Coolidge Drive, Suite 300, Folsom, CA 95630.
8.    MISCELLANEOUS
The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Principal Variable Contracts Funds, Inc.

By	/s/ Clint L. Woods
Clint L. Woods, Vice President, Counsel, and Assistant Secretary

Principal Shareholder Services, Inc.

By	/s/ Clint L. Woods
Clint L. Woods, Vice President, Associate General Counsel, and Assistant Corporate Secretary
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